Exhibit 10.8

VONTIER CORPORATION

Non-Employee Directors’ Deferred Compensation Plan

Effective October 9, 2020

Article 1.    Introduction.

The primary purpose of this Vontier Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Sub-Plan”) is to provide non-employee directors of Vontier Corporation, a Delaware corporation (the “Company”), with the opportunity to elect, subject to the terms of this Sub-Plan, to (a) receive the Annual Retainer in the form of one of the following: (i) a Cash Retainer, (ii) an Equity Retainer or (iii) a combination of a Cash Retainer and an Equity Retainer; and (b) defer the receipt of their Cash and Equity Retainers as well as the conversion of the Annual Equity Grant (to the extent awarded in the form of a restricted stock unit (“RSU”) grant) into shares of the Company’s common stock.

The Sub-Plan was established under, and constitutes a part of, the Stock Incentive Plan. For the avoidance of doubt, the Sub-Plan is subject to all applicable terms of the Stock Incentive Plan.

Article 2.    Definitions

Capitalized terms not otherwise defined herein shall have the same meanings set forth in the Stock Incentive Plan. Whenever used herein, the following terms shall have the meanings set forth below, and when the defined meaning is intended, the term is capitalized:

(a)

“Administrator” means the Administrator as defined in the Stock Incentive Plan and shall include any Employee to whom the Administrator has delegated certain administrative functions related to the operation and maintenance of the Sub-Plan.

(b)	“Annual Board Chair Equity Grant” shall mean the annual equity award for the chair of the Board.

(c)	“Annual Board Chair Retainer” shall have the meaning ascribed to it in the Director Compensation Policy.

(d)	“Annual Committee Chair Retainers” shall have the meaning ascribed to it in the Director Compensation Policy.

(e)	“Annual Equity Grant” shall have the meaning ascribed to it in the Director Compensation Policy.

(f)	“Annual Retainer” shall have the meaning ascribed to it in the Director Compensation Policy.

(g)	“Cash Retainer” shall have the meaning ascribed to it in the Director Compensation Policy.

(h)	“Deferral Year” means the period beginning on October 9, 2020 and ending on December 31, 2021.

(i)	“Director” means each member of the Board who (i) is not an employee of the Company or any Subsidiary, and (ii) receives any portion of the Annual Retainer for service on the Board.

(j)	“Director Compensation Policy” means the Vontier Corporation Director Compensation Policy, as it may be amended from time to time.

(k)	“Effective Date” means October 9, 2020, except that elections under the Sub-Plan are permitted prior to such date.

(l)	“Equity Retainer” shall have the meaning ascribed to it in the Director Compensation Policy.

(m)

“Stock Incentive Plan” means, as of the Effective Date, the Vontier Corporation 2020 Stock Incentive Plan, as it may be amended from time to time. The term “Stock Incentive Plan” shall also automatically apply to any successor plan to the Vontier Corporation 2020 Stock Incentive Plan and to any new stock plan adopted by the Company under which Directors are eligible to be granted restricted stock units.

Article 3.    Eligibility and Participation

3.1    Eligibility. Each person who is or becomes a Director on or after the Effective Date shall be eligible to participate in the Sub-Plan.

3.2    Inactive Director. In the event a Director terminates service with the Board, he or she shall have no further rights to make elections hereunder.

Article 4.    Opportunity to Elect the Form of Annual Retainer

4.1    Timing of Elections.

(a)

During the election window provided by the Company each year (which must end no later than December 31), a Director may elect to receive his or her Annual Retainer payable to the Director with respect to the Deferral Year that commences in the following calendar year in one of the following forms: (i) a Cash Retainer, paid in four, equal installments following each quarter of service during the Deferral Year (subject to any deferral election made pursuant to Article 5), (ii) an Equity Retainer granted concurrently with the corresponding Annual Equity Grant and Annual Board Chair Equity Grant (collectively, the “Annual Equity Awards”) made during the calendar year in which the Deferral Year commences and with the number of RSUs subject to such Equity Retainer determined based on the amount of his or her Annual Retainer in the same manner that the number of RSUs subject to the Annual Equity Awards is determined based on the target value for the Annual Equity Awards set forth in the Director Compensation Policy, or (iii) a combination of Cash Retainer and Equity Retainer, with allocation between the Equity Retainer and the Cash Retainer determined by the director and with the number of RSUs subject to the portion of the director’s Annual Retainer that the director has allocated to the Equity Retainer being determined in the same manner that the number of RSUs subject to the Annual Equity Awards is determined under the Director Compensation Policy, taking into account the applicable percentage of the target value that the director has allocated to the Equity Retainer. In the event that a Director does not make an affirmative and timely election on the form of payment of the Annual Retainer in a Deferral Year, such Director shall be deemed to have elected the Cash Retainer for such Deferral Year. Further, any Annual Board Chair Retainer and/or Annual Committee Chair Retainers that become determined as to a director after the time of an Annual Equity Grant to such director shall be payable in cash notwithstanding any contrary election by such director. Any election made under this Section 4.1(a) shall be irrevocable as of the end of the election window, or such December 31, as specified by the Company.

(b)

If an individual is elected or appointed as a Director other than at an annual shareholders meeting of the Company, then such individual may elect, prior to the effective date of such election or appointment, to receive his or her Annual Retainer in one of the following forms: (i) a Cash Retainer, paid in up to four, equal installments following each quarter of service during the Deferral Year (subject to any deferral election made pursuant to Article 5), (ii) an Equity Retainer granted concurrently with the corresponding Annual Equity Grant made during the calendar year in which the Deferral Year commences and with the number of RSUs subject to such Equity Retainer determined based on the amount of his or her Annual Retainer in the same manner that the number of RSUs subject to the Annual Equity Awards is determined based on the target value for the Annual Equity Awards set forth in the Director Compensation Policy, or (iii) a combination of Cash Retainer and Equity Retainer, with allocation of the Annual Retainer made between the Equity Retainer and the Cash Retainer determined by the director and with the number of RSUs subject to the portion of the director’s Annual Retainer that the director has allocated to the Equity Retainer being determined in the same manner that the number of RSUs subject to the Annual Equity Awards is determined under the Director Compensation Policy, taking into account the applicable percentage of the target value that the director has allocated to the Equity Retainer. In the event that a Director does not make an affirmative and timely election on the form of payment of the Annual Retainer in a Deferral Year, such Director shall be deemed to have elected the Cash Retainer for such Deferral Year. Any election made under this Section 4.1(b) shall be irrevocable immediately prior to the date the individual becomes a Director.

(c)

All elections under this Section 4.1 shall be made on the form, in the manner and within the time period prescribed by the Company. A Director may make a separate election with respect to each Deferral Year. Unless a new election is made for a Deferral Year, a Director’s election shall carry over from Deferral Year to Deferral Year.

4.2    Terms of RSU Awards. All Equity Retainers granted hereunder will be subject to the terms and conditions of the form of RSU grant agreement as in effect for Directors as of the date the election is made, subject to any deferral election made pursuant to Article 5.

Article 5.    Opportunity to Defer the Time of Payment of the Annual Retainer and the conversion of Annual Equity Grant into shares of the Company’s common stock

5.1    Timing of Elections.

(a)

During the election window provided by the Company each year (which must end no later than December 31), a Director may elect to defer the payment of some or all of his or her Annual Retainer or Annual Equity Grant (to the extent awarded in the form of RSUs) payable to the Director with respect to the Deferral Year that commences in the following calendar year by completing and filing a deferral election form with the Company. The Director may elect to have the Annual Retainer or Annual Equity Grant paid upon the Director’s Separation from Service or an earlier specified date and in a lump sum or in up to five (5) annual installments. The deferral election form shall indicate (i) the category of Annual Retainer to be deferred and whether the Annual Equity Grant will be deferred, (ii) if permitted, whether or not the deferral of the Annual Retainer that is otherwise payable in cash is to be deferred and converted into RSU Awards, (iii) the specified date for payment, if any, and (iv) the form of the distribution (a lump-sum or in up to five (5) annual installments) for the deferral. In the event that a Director does not make an affirmative and timely election as to the time of payment of the Annual Retainer or the Annual Equity Grant in a Deferral Year, such Director shall be deemed to have elected not to defer the Annual Retainer or the Annual Equity Grant for such Deferral Year. Any election made under this Section 5.1(a) shall be irrevocable as of the end of the election window, or such December 31, as specified by the Company.

(b)

If an individual is elected or appointed as a Director other than at an annual shareholders meeting of the Company, then such individual may elect, prior to the effective date of such election or appointment, to defer the payment of his or her Annual Retainer or Annual Equity Grant (to the extent awarded in the form of RSUs) by completing and filing a deferral election form with the Company. The Director may elect to have the Annual Retainer or Annual Equity Grant paid upon the Director’s Separation from Service or an earlier specified date and in a lump sum or in up to five (5) annual installments. In the event that a Director does not make an affirmative and timely election as to the time of payment of the Annual Retainer or Annual Equity Grant in a Deferral Year, such Director shall be deemed to have elected not to defer the Annual Retainer or Annual Equity Grant for such Deferral Year. Any election made under this Section 5.1(b) shall be irrevocable immediately prior to the date the individual becomes a Director.

(c)

All elections under this Section 5.1 shall be made on the form, in the manner and within the time period prescribed by the Company. A Director may make a separate election with respect to each Deferral Year. Unless a new election is made for a Deferral Year, a Director’s election shall carry over from Deferral Year to Deferral Year.

5.2    Timing of Payments. Any deferred amounts under this Sub-Plan to be paid on a Separation from Service shall be paid, or payments shall commence, upon or within thirty (30) days after such Separation from Service. Any deferred amounts under this Sub-Plan to be paid on a specified date shall be paid, or payments shall commence, upon or within thirty (30) days after such specified date.

Article 6.    Miscellaneous

6.1    Maintenance of Cash Deferral Accounts. Any Cash Retainer deferred by a Director under the Plan shall be credited to a record keeping account (“Cash Deferral Account”) as of the date on which such Cash Retainer would otherwise have been paid to the Director. All amounts credited to a Director’s Cash Deferral Account shall accrue interest from the time such amounts would otherwise have been paid to the Director until the date that such amounts cease accruing interest in connection with a distribution pursuant to Article 5. The interest rate shall be determined by the Company from time to time in its discretion; provided that the interest rate shall, unless otherwise determined by the Company, equal one hundred twenty percent (120%) of the long-term applicable federal rate for the applicable year.

6.2    Unfunded Plan. The Sub-Plan constitutes an unfunded, unsecured promise of the Company to make distributions in the future of the amounts deferred under the Sub-Plan and is intended to constitute a nonqualified deferred compensation plan that is unfunded for tax purposes. Nothing contained in the Sub-Plan and no action taken pursuant to the provisions of the Sub-Plan shall create, or be construed to create, a trust of any kind, a fiduciary relationship between the Company and any Director or any other person. No special or separate fund shall be established or other segregation of assets made to assure payment of deferred amounts hereunder. No Director or any other person shall have any preferred claim on, or beneficial ownership interest in, any assets of the Company prior to the time that deferred amounts are paid to the Director as provided herein. The rights of a Director to receive benefits from the Company shall be no greater than any general unsecured creditor of the Company.

6.3    Service as a Director. Neither the establishment of the Sub-Plan, nor any action taken hereunder, shall in any way obligate (a) the Company to nominate a Director for reelection or to continue to retain a Director; or (b) a Director to agree to be nominated for reelection or to continue to serve on the Board.

6.4    Section 409A Requirements. If this Sub-Plan fails to meet the requirements of Code Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Director by Code Section 409A, and the Director shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Code Section 409A.

6.5    Amendment and Termination. The Sub-Plan may be amended or terminated in accordance with the provisions of the Stock Incentive Plan.